Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-183015, 333-179804 and 333-176403) pertaining to the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan and the SunCoke Energy, Inc. Retainer Stock Plan for Outside Directors of our reports dated February 28, 2014, with respect to the combined and consolidated financial statements SunCoke Energy, Inc., and the effectiveness of internal control over financial reporting of SunCoke Energy, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Chicago, Illinois
February 28, 2014